EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Exclusive Distributorship Agreement ("Agreement"), made and effective December 01, 2000, by and between Samlex Electric Company Limited ("Manufacturer") and Samlex America, Inc. ("Distributor").

Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of Manufacturer's products within a defined area as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1. Rights Granted.

Manufacturer hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to purchase, inventory, promote and resell "Manufacturer's Products" (as defined below) within the following area (the "Territory"): Canada, the United States of America, and Mexico. Nothing herein shall prevent or prohibit Distributor from selling any of Manufacturer's Products directly to customers within the Territory.

2. Products.

As used in this Agreement, the term "Manufacturer's Products" shall mean the products, related service parts and accessories manufactured by Manufacturer as follows: Linear Regulated DC Power Supplies, Linear DC-DC Voltage Converters, Adjustable DC Power Supplies, AC Voltage Regulators, Auto Transformers.

This Agreement specifically excludes exclusive rights to sell DC-AC Inverters within the United States of America.

3. Terms of Sale.

All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at such prices that have been provided to Distributor by Manufacturer. All prices are FOB Hong Kong. Manufacturer agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by Distributor after delivery to the carrier for shipment.

4. Payment.

Distributor shall pay all charges due hereunder by wire transfer of funds to the Manufacturer's account or by Documentary Letter of Credit to the benefit of the Manufacturer. Payment terms may be negotiated between the Distributor and Manufacturer from time to time.

5. Marketing Policies.
   A. Distributor will promote vigorously and effectively the sale of Manufacturer's Products through channels of distribution prevailing in the Territory. Distributor is authorized to enter into written agreements with its dealers relating to the purchase, resale and service of Manufacturer's Products.
   B. Distributor will not market the products of other manufacturers bearing the same model name as the manufacturers products described in paragraph 2.of this agreement.

Initial

6. Distributor's General Duties.
A. Distributor shall maintain a place of business in the Territory, including suitable showroom facilities to display Manufacturer's Products. Distributor shall provide maintenance service on Manufacturer's Products sold in the Territory.

B. Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer's Products in the Territory.

7. Advertising Policies.
Nothing herein shall prevent Distributor from independently advertising and marketing the Manufacturer's Products within the Territory.

8. Product Warranty Policies.
In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product or, at Manufacturer's election, replace the defective product. MANUFACTURER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. Indemnification.
A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty

10. Order Processing and Returns.
A. Manufacturer will employ its best efforts to fill Distributor's orders promptly on acceptance.

B. Except for Manufacturer's products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer's Products that are returned.

11. Use of Manufacturer's Name.
Distributor may utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards. Distributor may not utilize the Manufacturer's name, trademarks or logos on products that are not manufactured by the Manufacturer.

12. Relationship of the Parties.
The relationship between Manufacturer and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.

Initial

13. Term and Termination.
Unless earlier terminated as provided below, the term of this Agreement shall commence November 01, 2000 and shall continue until November 01, 2010. At the end of the term, the Agreement shall continue until terminated by either party on at least twelve months prior notice.

A. Manufacturer may terminate at any time by written notice given to Distributor not less than twelve months prior to the effective date of such notice in the event Manufacturer decides to terminate all outstanding distributor agreements for Manufacturer's Products and to offer a new or amended form of distributor agreement.

B. Manufacturer may terminate this Agreement upon notice to Distributor, upon the failure of Distributor to fulfill or perform the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with 120 days written notice from Manufacturer.

14. Obligations on Termination.

A. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

B. All unshipped orders shall be cancelled without liability of either party to the other;

C. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.

15. Acknowledgments.
Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

16. Final Agreement.
This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

17. Assignment.
Distributor may assign this Agreement with the prior express written approval of Manufacturer, which may not be unreasonably withheld by Manufacturer.

Initial

18. No Implied Waivers.
Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

19. Notices.
Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Manufacturer:

Samlex Electric Company Limited
Units 1,2,5,6,7,10,11, 27/F Cable Tower
No. 9, Hoi Shing Road
Tsuen Wan, N.T., Kowloon, Hong Kong S.A.R

If to Distributor:

Samlex America, Inc.
Unit 110 - 17 Fawcett Road
Coquitlam, British Columbia
Canada V3K 6V2

20. Governing Law.
This Agreement shall be construed and enforced in accordance with the laws of the province of British Columbia, Canada.

21. Severability.
If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

22. Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For and on behalf of the Manufacturer

Fung Hui Shun,
Chairman, Managing Director
Samlex Electric Company Limited

For and on behalf of the Distributor

Earl Berg, President
Samlex America, Inc.